UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934
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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12
PENWEST PHARMACEUTICALS CO.
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Contacts:	Investors:	Media:
	Mark Harnett or Laurie Connell	John Patteson
	MacKenzie Partners	Kekst and Company
	(212) 929-5500	(212) 521-4800
WASHINGTON STATE COURT DENIES DISSIDENTS’ REQUEST
FOR PRELIMINARY INJUNCTION IN PENWEST PROXY VOTE
Company Plans to Proceed with Voting For Two Director Seats at June 10 Annual Meeting
Strongly Urges Shareholders to Vote Against Tang Capital and Perceptive’s Proposal for
Supermajority Board Voting
DANBURY, CT, May 22, 2009 — Penwest Pharmaceuticals Co. (Nasdaq: PPCO) announced today that the Superior Court of the State of Washington for King County has denied the preliminary injunction requested by Tang Capital Management, L.P. and Perceptive Life Sciences Master Fund Ltd. in the Company’s proxy vote. Penwest plans to proceed with the annual meeting on June 10, 2009 with a vote on the election of two director seats and a vote on the dissidents’ 75% supermajority proposal with respect to Board voting if brought by the dissidents. Penwest strongly urges shareholders to vote for the election of the Company’s director nominees and against the dissidents’ proposal for supermajority Board voting.
Jennifer Good, Penwest’s President and Chief Executive Officer, said, “Penwest is very pleased that the Court has denied the dissidents’ motion in this unnecessary and wasteful litigation. Penwest’s Board remains committed to taking a balanced, reasonable approach to ensuring that the dissidents’ views are represented in its decision making. We believe this is reflected in our recommendation that Penwest’s shareholders vote to elect as a director Joseph Edelman, a member of the dissident slate, and to re-elect W. James O’Shea, a highly qualified member of our Board.
“It remains crucial that, in addition to voting for the Company’s slate, Penwest’s shareholders vote against the dissidents’ proposal for supermajority Board voting and their other proposals. We believe that their proposals are not in the interests of all shareholders.”
About Penwest Pharmaceuticals
Penwest is a drug development company focused on identifying and developing products that address unmet medical needs, primarily for rare disorders of the nervous system. Penwest is currently developing A0001, a coenzyme Q analog drug candidate for inherited mitochondrial respiratory chain diseases. Penwest is also applying its drug delivery technologies and drug formulation expertise to the formulation of product candidates under licensing collaborations with partners.
Penwest Forward-Looking Statements
The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause the actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, “believes,” “anticipates,” “plans,” “expects,” “intends,” “potential,” “appears,” “estimates,” “projects,” “targets,” “may,” “could,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause results to differ materially include: risks relating to the commercial success of Opana ER, including our reliance on Endo Pharmaceuticals Inc. for the commercial success of Opana ER and risks of generic competition; the need for capital; regulatory risks relating to drugs in development, including the timing and outcome of regulatory submissions and regulatory actions; uncertainty of success of collaborations; the timing of clinical trials; whether the results of clinical trials will warrant further clinical trials, warrant submission of an application for regulatory approval of, or warrant the regulatory approval of, the product that is the subject of the trial; whether the patents and patent applications owned by us will protect the Company’s products and technology; actual and potential competition; and other risks as set forth under the caption Risk Factors in Penwest’s Annual Report on Form 10-Q filed with the Securities and Exchange Commission on May 11, 2009, which risk factors are incorporated herein by reference.
The forward-looking statements contained in this press release speak only as of the date of the statements made. Penwest disclaims any intention or obligation to update any forward-looking statements, and these statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this letter.
TIMERx is a registered trademark of Penwest. All other trademarks referenced herein are the property of their respective owners.
INFORMATION CONCERNING PARTICIPANTS
Information required to be disclosed with regard to the Company’s directors, director nominees, officers and employees who, under the rules of the Securities and Exchange Commission (the “SEC”), are considered to be “participants” in the Company’s solicitation of proxies from its shareholders in connection with its 2009 Annual Meeting of Shareholders (the “Annual Meeting”) may be found in the Company’s Proxy Statement for its 2009 Annual Meeting of Shareholders, as filed with the SEC on May 7, 2009 (the “2009 Proxy Statement”).
Security holders may obtain a free copy of the 2009 Proxy Statement and other documents (when available) that the Company files with the SEC at the SEC’s website at www.sec.gov. Security holders may also obtain a free copy of these documents by writing the Company at Penwest Pharmaceuticals Co., 39 Old Ridgebury Road, Suite 11, Danbury, CT 08610, attn: Corporate Secretary, or by telephoning the Company at (877) 736-9378.
We have circulated a WHITE proxy card together with our definitive proxy statement. We urge shareholders to vote FOR our nominees on the WHITE proxy card and not to sign or return a green, gold or other colored proxy card to the Company.

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